Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GSK and Nabi announce agreement for NicVAX®, a vaccine for nicotine addiction

Upfront and potential consideration of over $500 million

London (UK), Rockville (US) November 16, 2009 – GlaxoSmithKline Biologicals SA (GSK) and Nabi Biopharmaceuticals (Nabi) today announced an exclusive worldwide option and licensing agreement for a nicotine conjugate candidate vaccine (NicVAX®), an investigational vaccine for the treatment of nicotine addiction and the prevention of smoking relapse, as well as for the development of a second generation nicotine vaccine.

Under the terms of the agreement GSK will pay to Nabi an upfront non-refundable fee of $40 million at closing and will receive an option to exclusively in-license NicVAX on a worldwide basis and a license to develop follow-on next-generation nicotine vaccines using Nabi’s intellectual property. Together with the upfront payment, Nabi is eligible to receive over $500 million in option fees and regulatory, development and sales milestones for NicVAX and follow-on nicotine vaccines. Nabi will also receive double-digit royalties on global sales of NicVAX should GSK exercise its option as well as royalties on global sales of next generation nicotine vaccines.

NicVAX has recently entered the first of two Phase III clinical trials. Nabi will be responsible at its cost for the Phase III development of this candidate vaccine. Upon successful completion of the Phase III studies, if GSK exercises its option, GSK will take responsibility for further development and commercialisation of NicVAX. In parallel with the Phase III studies, and independent of whether it exercises its option to in-license NicVAX, GSK will be developing a next-generation nicotine vaccine based on Nabi’s intellectual property together with GSK’s own technology.

“If approved, this smoking cessation vaccine technology could be a novel solution to help the millions of smokers who want to stop smoking and remain abstinent; a habit that is well documented to be very hard to stop permanently” said Jean Stephenne, President of GSK Biologicals. “This technology builds our capability in the therapeutic uses of vaccines and is a great addition to our smoking cessation portfolio.”

“We are very pleased with this deal and proud it is with GSK, one of the world’s leading vaccine companies, to further develop and commercialise NicVAX.” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We look forward to addressing one of the largest unmet medical needs of our time with what we believe will be an effective tool to help people quit smoking and remain smoke-fee for the rest of their lives.”

Tobacco use is the leading cause of preventable death in the world. Smoking is a global epidemic, affecting an estimated 1.2 billion smokers worldwide and is responsible for 5.4 million deaths per year worldwide. Nicotine dependence is a chronically relapsing condition with only a minority of smokers achieving permanent abstinence in the first attempt to quit. Tobacco has been recognised by the Royal College of Physicians as being on par, from an addictive standpoint, with heroin and cocaine1 and as such, many tobacco users need support to stop.

[1]	http://www.who.int/tobacco/research/cessation/about/en/index.html

The vaccine is designed to stimulate the immune system to produce antibodies that bind to nicotine. A nicotine molecule attached to an antibody is too large to cross the blood-brain barrier. Therefore, NicVAX blocks nicotine from reaching its receptors in the brain and prevents the highly-addictive pleasure sensation experienced by smokers and users of nicotine products.

Pre-clinical and clinical data show that NicVAX’s ability to block nicotine from reaching the brain could help people quit smoking. Because the body’s immune system can be boosted to produce long-lasting antibodies, Nabi believes the candidate vaccine could also be effective in preventing smoking relapse. Relapse is a significant challenge facing smokers. Currently available smoking cessation therapies have relapse rates that can be as high as 90%2 in the first year after a smoker quits.

The transaction is subject to approval by Nabi shareholders and customary closing conditions, and is expected to be completed in the first quarter 2010.

[2]	Amercian Lung Association report 2007

How NicVAX Works

When nicotine enters the bloodstream, it quickly crosses the blood-brain barrier and binds to nicotinic receptors in the brain, triggering the release of stimulants like dopamine that provide the smoker with a positive sensation that eventually leads to addiction. NicVAX® stimulates the immune system to produce antibodies that bind to nicotine creating an antigen/antibody complex that is too large to cross the blood-brain barrier. In this way, NicVAX® blocks nicotine from reaching these receptors in the brain and prevents the highly-addictive pleasure sensation experienced by smokers and users of nicotine products. Pre-clinical and previous clinical data show that NicVAX®’s ability to block nicotine from reaching the brain could help people quit smoking. Because the nicotine antibodies circulate for long periods of time, Nabi believes NicVAX® may also be effective in preventing smoking relapse. This is a very important difference between NicVAX® and existing anti-smoking treatment therapies. Relapse is a significant challenge facing smokers and, with currently-available smoking cessation therapies, relapse rates can be as high as 90% in the first year after a smoker quits.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

Enquiries:

UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Claire Brough	(020) 8047 5502
	Stephen Rea	(020) 8047 5502
	Alexandra Harrison	(020) 8047 5502
	Gwenan White	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(919) 483 2839
	Mary Anne Rhyne	(919) 483 2839
	Kevin Colgan	(919) 483 2839
	Lisa Behrens	(919) 483 2839

European Analyst/Investor enquiries:	David Mawdsley	(020) 8047 5564
	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503

US Analyst/ Investor enquiries:	Tom Curry	(215) 751 5419
	Jen Hill Baxter	(215) 751 7002

Nabi Biopharmaceuticals Investor/Media Inquiries	Greg Fries	(301) 255 6803

Cautionary statement regarding forward-looking statements

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under ‘Risk Factors’ in the ‘Business Review’ in the company’ s Annual Report on Form 20-F for 2008.

Nabi Biopharmaceuticals Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: complete the PentaStaph sale milestones; successfully close the licensing agreement transactions for NicVAX; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our Quarterly Reports on Form 10-Q for the period ended September 26, 2009 filed with the Securities and Exchange Commission.

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